Francesca’s Holdings Names Neill Davis President;

Marie Toulantis to Join Board of Directors

HOUSTON, July 2, 2012 -- Francesca’s Holdings Corporation (Nasdaq: FRAN) today announced that Neill P. Davis has been appointed to the newly created role of President, reporting to Chief Executive Officer John De Meritt, effective August 6, 2012. The Company also announced that at its board meeting on July 10, 2012, it plans to appoint Marie Toulantis, an 11-year veteran of Barnes & Noble, Inc., and Barnes & Noble.com, to the Board of Directors, and to accept the decision of Francesca’s co-founder Kyong Gill to retire from the Company and the Board.

Mr. Davis has been a member of Francesca’s Board since 2007 and has extensive leadership experience in the retail industry. He assumes the role of President following 15 years in senior executive positions at Men’s Wearhouse, most recently serving as Executive Vice President, Chief Financial Officer and Treasurer. Cynthia Thomassee will report to Mr. Davis and remain Interim CFO as the Company continues its CFO search. Mr. Davis will remain a Director of Francesca’s in addition to serving as President.

John De Meritt, Francesca’s CEO, said, “Neill was our first outside Director and shares my vision of the future growth and profitability of Francesca’s. I have wanted him to partner with me in leading our senior management team in executing that vision for some time. The addition of Neill alongside our Chief Operating Officer, Theresa Backes, and our Chief Merchandising Officer Sei Jin Alt, makes one of the strongest teams in the retail industry even stronger.”

Ms. Toulantis will join Francesca’s Board as an independent Director and Chair of the Board’s Audit Committee. Currently, Ms. Toulantis serves as a trustee of Pace University as well as the Interim Vice President University Relations. Previously, she was CEO of Barnes & Noble.com from 2002 through 2008 after having served as COO during 2001 and 2002, CFO from 1999 through 2001, and EVP, Finance of Barnes & Noble, Inc., from 1997 through 1999. Prior to that, for 14 years she was employed at Chase Manhattan Bank where she last served as Senior Vice President in the middle market commercial banking group.

Greg Brenneman, Chairman of the Board, said “With his tremendous retail industry experience and insights, Neill has been a valuable contributor to our Board over the past five years. Assuming this new role as President is a natural next step for him and it is the right management structure as we continue to expand to support the Company’s exceptional growth. We are also delighted to welcome Marie to our Board and believe the Company will benefit significantly from her deep e-commerce, marketing, and finance experience.”

Commenting on Ms. Gill’s retirement from Francesca’s, Mr. Brenneman said, “Kyong has wanted to retire for some time but agreed to stay until she fully transitioned her merchandising role which she has done brilliantly and seamlessly over the past two years to Sei Jin Alt, who has been CMO since June 2011. We deeply value Kyong’s friendship and are grateful for her tremendous innovation, dedication, and service to the Company.”

About Francesca's Holdings Corporation

francesca's collections® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. francesca's collections® appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca's collections®' boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

Additional Information

For additional information on the Company, please visit www.francescas.com.

Forward Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new boutiques as planned; and possible inability to sustain levels of comparable-boutique sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. We undertake no obligation to publicly update or revise any forward-looking statement.

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Jean Fontana

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